EXHIBIT 10.28

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EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 19, 2012, by and between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and Yehuda Shmidman (the “Executive”).

WITNESSETH

WHEREAS, the Executive possesses experience in the apparel industry and brand licensing industry and has knowledge, experience and expertise concerning the type of business and operations to be conducted by the Company; and

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company, and the Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.      Engagement of Executive; Duties; Board. During the Term (as hereinafter defined in Section 3 below), the Executive shall have the title of Chief Executive Officer of the Company reporting solely to the Company’s Board of Directors (the “Board”). Executive will have such responsibilities, duties and authority customarily associated with the position of Chief Executive Officer. All areas of the Company will report to Executive including, but not limited to, licensing, brand management, finance, and legal. In connection with his employment by the Company, the Executive shall be based in the greater New York metropolitan area.

2.      Time. The Executive shall devote substantially all of his working hours to his duties hereunder and towards the overall success of the business of the Company, including but not limited to, strategic direction, execution and implementation of business plans, developing and achieving budget targets, and overall business growth of the Company, provided that nothing contained herein shall be deemed to restrict the Executive from engaging in charitable, religious, civic or community activities, or from serving on the boards of directors of non-profit organizations and, with the consent of the Board (such consent not to be unreasonably withheld, delayed or conditioned), other for-profit companies which do not compete with the Company, provided that such activities do not materially interfere with Executive’s duties and responsibilities under this Agreement.

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3.      Term. The Executive’s engagement shall commence on the earlier of December 1, 2012 or a mutually agreed date after November 18, 2012 (the “Effective Date”) and shall continue for three (3) years from the Effective Date (the “Term”) unless otherwise terminated as provided herein. In the event that the Executive remains an employee of the Company following expiration of the Term and this Agreement is not extended, he shall be an employee “at will” and shall not be (i) at any during or following such “at will” employment, entitled to any of the benefits under this Agreement, or (ii) at any time following such “at will employment”, subject to any of the restrictions contained in this Agreement (including, but not limited to, the noncompetition and non-solicitation provisions contained in Section 7), other than the undertakings contained in Section 6 and the provisions of Section 10, each of which shall survive any termination or non-renewal of this Agreement.

4.      Compensation.

(a)          Base Salary. During the Term, Executive’s base salary will be at a rate of not less than $600,000 per annum paid in accordance with the Company’s payroll practices and policies then in effect, with such increases (but not decreases) as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)          Bonus. During the Term, the Executive shall be entitled to receive an annual bonus for each fiscal year (the “Annual Bonus”) based upon certain EBITDA targets to be agreed to by the Company and Executive. The parties shall use commercially reasonable efforts to define such targets prior to the start of each applicable fiscal year; provided that for the fiscal year 2013, the parties shall use commercially reasonable efforts to define such targets promptly as practicable following the Effective Date. The Annual Bonus amount shall be up to one hundred percent (100%) of the Base Salary. Annual Bonuses, if applicable, shall be due and payable by the Company to the Executive annually, commencing with the fiscal year ended December 31, 2013, payable in the year following the year for which such Annual Bonus was earned on the earlier of the date the Company files its 10-K or April 1st of such year. In the event that following fiscal year 2013, the Company adopts an annual incentive plan designed to grant performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the EBITDA targets and bonus amounts will be subject to approval by the Compensation Committee in accordance with Section 162(m) of the Code.

(c)     Restricted Stock. In addition to the Base Salary and the Annual Bonus, if any, the Executive shall receive as soon as practicable (but in no event later than 30 days following the Effective Date) an equity grant (the “Restricted Stock Award”) in the form of 396,196 restricted shares of the Company’s common stock (the “Restricted Stock”). The Restricted Stock Award will vest as follows:

• 25% or 99,049 shares will vest on the Effective Date;

• 25% or 99,049 shares will vest on the 1st anniversary of the Effective Date;

• 25% or 99,049 shares will vest on the 2nd anniversary of the Effective Date; and

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• 25% or 99,049 shares will vest on the 3rd anniversary of the Effective Date;

provided, however, that upon a “Change in Control,” all unvested shares of Restricted Stock will immediately vest. For purposes of this Agreement, a Change in Control shall mean any of the following:

(1)         Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 4(c)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by an Excluded Person (as defined below) (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (v) any acquisition by any corporation pursuant to a transaction that complies with Sections 4(c)(2)(A) or 4(c)(2)(B) below;

(2)          Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any affiliate, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition of assets or stock of another entity by the Company or any affiliate (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be or (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(3)         A complete liquidation or dissolution of the Company.

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For purposes hereof, the “Excluded Persons” shall mean William Sweedler, Tengram Capital Partners Gen2 Fund, L.P. and each of their respective Related Parties. For purposes of hereof, “Related Party” shall mean with respect to any person or entity, any other person or entity which (i) directly or indirectly, is controlling, controlled by or under common control with such person or entity, or (ii) directly or indirectly, is advised, managed, administered by such person or entity or any person or entity described in the immediately preceding clause (i). For purposes of this definition, “control” of a person or entity (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management or policies of such person or entity, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise.

The Company represents that the Restricted Stock, as of the date hereof, represents 5% of the outstanding capital stock of the Company on a fully diluted basis.

Except as provided in this Agreement, Executive must be in the employ of the Company at the time of the vesting dates. The Restricted Stock shall be granted pursuant to a restricted stock agreement to be entered into between the Company and Executive after the Effective Date, which agreement (the “Restricted Stock Agreement”) shall contain customary terms consistent with the terms of this Agreement and reasonably acceptable to Executive (it being understood that such agreement shall not impose any additional restrictions on vesting or restrictive covenants other than those contemplated by this Agreement). At any time during the thirty (30) day period following each applicable vesting date of the Restricted Stock, Executive shall have the right to “put” any vested Restricted Stock vesting on such date to the Company at a per-share price equal to the average closing price per share of common stock on a registered national securities exchange on which the Company’s common stock is listed over the five (5) day period preceding such purchase date (or if such stock is not then listed on any registered national securities exchange, the fair market value of such stock as reasonably determined by the Board) for purposes of assisting Executive in paying all applicable taxes related to the vesting of such Restricted Stock; provided, however, that if the Company is restricted pursuant to any contractual agreement to which it is a party or applicable law from redeeming such Restricted Stock pursuant to the provisions hereof, the obligation to purchase any such Restricted Stock shall be suspended until the earlier to occur of April 1st of the following calendar year and the date on which such redemption is not prohibited by any contractual agreement to which the Company is a party or applicable law.

(d)          Benefits. Executive shall receive the employee and fringe benefits generally made available to other executive officers of the Company from time to time, including health and dental coverage. Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company. The Company shall pay Executive a car allowance of $1,500 per month during the Term.

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(e)          Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to cell phones, blackberrys and laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments in accordance with the Company’s policy, provided that the Executive properly accounts for such expenses in accordance with the Company’s policy.

(f)          Jewish Holidays/Vacation. Executive shall be entitled to three weeks of paid vacation per year plus all observable Jewish holidays. The Executive shall use his vacation in the calendar year in which it is accrued.

5.           Termination of Employment.

(a)          General. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term without any breach of this Agreement only on the following circumstances:

(b)          Death. The Executive’s employment under this Agreement shall terminate upon his death.

(c)          Disability. If the Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement; provided, however, that in no event shall Executive have a Disability for purposes of this clause (c) unless Executive has become disabled within the meaning of the Company’s long term disability plan then in effect and is entitled to receive benefits thereunder.

(d)          Good Reason. The Executive may terminate his employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent:

(i)          the failure by the Company to timely comply with its material obligations and agreements contained in this Agreement;

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(ii)         a material diminution of the authorities, duties or responsibilities of the Executive set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith) or the assignment to Executive of duties materially inconsistent with his position as Chief Executive Officer;

(iii) the loss of the title of Chief Executive Officer;

(iv) the involuntary re-location of the Executive to an office outside of the New York, New York metropolitan area; or

(v) a change in the reporting structure so that the Executive reports to someone other than the Board;

provided, however, that, within ninety (90) days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure and if the Company does not cure to Executive’s reasonable satisfaction then Executive terminates his employment within one hundred twenty (120) days following the expiration of such cure period. For purposes of this Agreement, upon any reduction or diminution in authorities, duties, responsibilities, etc. the basis for determining whether such reduction or diminution was material shall be deemed to be the greatest authorities, duties, responsibilities held by Executive and not the authorities, duties, responsibilities held by Executive immediately prior to the most recent diminution or reduction (e.g., if the Company were to reduce Executive’s duties and then at a subsequent time were to reduce his duties further, for purposes of determining whether the second event constitutes a Good Reason event, his duties would be compared to those he held prior to the initial reduction).

(e)          Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (h) below)).

(f)          Cause. The Company may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i) any gross negligence or the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability);

(ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony;

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(iii) the Executive’s willfully engaging in misconduct (which shall include theft, fraud, or embezzlement) in the performance of his duties for the Company which is injurious to the Company (monetarily or otherwise);

(iv) the Executive’s trading of securities or willful disclosure of non-public information in each case constituting a violation of insider trading laws which is injurious to the Company, monetarily or otherwise;

(v) any chemical dependence of the Executive which materially and adversely affects the performance of his duties and responsibilities to the Company or any of its subsidiaries; provided, however, that the taking of prescribed prescription medication shall not constitute a chemical dependence of the Executive hereunder; or

(vi) a material breach by the Executive of this Agreement.

provided, however, that in each case (other than (ii), or (iv)), the Company shall have provided the Executive with written notice within ninety (90) days of the event(s) alleged to constitute Cause, the Executive has been afforded at least thirty (30) days to cure same and has failed to cure the event(s) within such 30 day period; provided, further, that in the case of willful misconduct under clause (iii), in order to cure, the Executive shall have to cure such willful misconduct to the reasonable satisfaction of the Board.

(g)          Without Cause. The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(h)          Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)          Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsections 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(e) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to subsection 5(g), the date on which a Notice of Termination is given and (f) if Executive is terminated upon expiration of the Term, the date of the expiration of the Term.

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(j)          Compensation Upon Termination.

(i)          Termination for Cause, without Good Reason or Expiration of Term. If the Executive’s employment shall be terminated upon the expiration of the Term, by the Company for Cause or by the Executive without Good Reason, the Executive shall receive from the Company: (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. In addition, any portion of the Restricted Stock Award or any other outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)         Termination without Cause or for Good Reason. If prior to the expiration of the Term, the Executive resigns from his employment hereunder for Good Reason or the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Company shall pay or provide the Executive the Amounts and Benefits and the following:

(1)         an amount equal to the greater of (a) sum of 1.5 times Executive’s then-current Base Salary or (b) the Base Salary the Executive would have received had he remained employed throughout the remainder of the Term, which shall be payable in full in a lump sum cash payment to be made to the Executive on the date that is thirty (30) days following the Date of Termination;

(2)         any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to the Executive on the date that is thirty (30) days following the Date of Termination or the date such bonus would be paid if Executive had remained an employee of the Company, if later;

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(3)         in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”). The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated;

(4)         subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the cost of COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (a) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA (or any COBRA-like benefits provided under applicable state law) and (b) eighteen (18) months following the Date of Termination, (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”); and

(5)          any unvested portion of the Restricted Stock Award shall accelerate and become fully vested on the Date of Termination and the shares covered by the Restricted Stock Award shall be distributed to the Executive on the date that is thirty (30) days following the Date of Termination (subject to any securities law restrictions).

(iii)        Termination upon Death. In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (1) continued payment of the Executive’s Base Salary for the remainder of the year in which the termination for reason of death occurs, (2) the Amounts and Benefits, (3) the Prior Year Bonus, and (4) the Pro Rata Bonus. In addition, the Restricted Stock Award shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of death occurs and such shares covered by the Restricted Stock Award shall be distributed to the Executive within thirty (30) days of the Date of Termination (subject to any securities law restrictions). Any other unvested portion of the Restricted Stock Award will be forfeited on the Date of Termination.

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(iv)        Termination upon Disability. In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (1) the Amounts and Benefits, (2) the Prior Year Bonus, (3) a Pro Rata Bonus and (4) the Medical Continuation Benefits. In addition, the Restricted Stock Award shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of Disability occurs and such shares covered by the Restricted Stock Award shall be distributed to the Executive within thirty (30) days of the Date of Termination (subject to any securities law restrictions). Any other unvested portion of the Restricted Stock Award will be forfeited on the Date of Termination.

(v)         Payments of Compensation Upon Termination. For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(a), (b), (c) or (d) above, he shall be entitled to no payments or benefits under any other of such sub-sections.

(vi)         Release of Claims. Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii) (other than the Amounts and Benefits), the Executive agrees to execute, deliver and not revoke a general release and covenant not to sue in favor of the Company and its subsidiaries and their respective affiliates in substantially the form attached here to as Exhibit A (the “Release”), before the date that is thirty (30) days following the Date of Termination. In the event the Release is not executed and non-revocable prior to the date that is thirty (30) days following the Date of Termination, all payments and benefits under Section 5(j)(ii) (other than the Amounts and Benefits) shall be forfeited.

(vii)       No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after the Executive’s date of termination (other than as provided in Section 5(j)(ii)(4)).

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6.           Confidentiality.

(a)          The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, the Executive agrees that, except as (a) required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order) or (b) required in order to enforce his rights under this Agreement or any other agreement with the Company and/or its affiliates, during the Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

(b)          The Company and its subsidiaries and affiliates do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that he will not disclose to the Company, use in the Company's business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(c)          Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6 shall survive any termination or non-renewal of this Agreement.

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7.           Noncompetition; Non-solicitation.

(a)          Noncompetition. The Executive hereby agrees that while he is employed by the Company and for the “Restricted Period” (as defined below), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities conducted by the Company, its subsidiaries or affiliates or any material business activities of which Executive was aware that the Company or its direct or indirect subsidiaries had plans to conduct during the time of Executive’s employment or at the time of his Date of Termination (each such case, a “Competing Business”). Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation. For purposes of this Agreement, the “Restricted Period” shall mean the following: (i) in the event of a termination of employment by the Company for Cause or a resignation by the Executive without Good Reason, a period of twelve (12) months following the Executive’s termination of employment or (ii) in the event of a termination by the Company without Cause or a resignation by the Executive for Good Reason, a period of six (6) months following the Executive’s termination of employment.

(b)          Non-solicitation.

(i) Employees. The Executive shall not, while he is employed by the Company and during the period of eighteen (18) months following the Executive’s termination of employment for any reason, directly or indirectly, (1) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, any individual who was or is an employee of the Company or any of its subsidiaries or affiliates; (2) otherwise induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such individual’s employment with the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or any such subsidiary or affiliate and any such employee.

(ii) Customers. The Executive shall not, while he is employed by the Company and during the period of twelve (12) months following the Executive’s termination of employment for any reason, solicit, contact, call upon, communicate with, or attempt to solicit, contact, call upon, communicate with any Protected Customer (as hereinafter defined) to directly discourage such Protected Customer from doing business with the Company or any of its subsidiaries or affiliates. For purposes of this Section 7, “Protected Customer” means any individual or entity to whom the Company or any subsidiary or affiliate thereof has sold products or services or solicited to sell products or services during the final twelve (12) months of Executive’s employment by the Company.

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(c)   Company IP; Work Product.

(i)          “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (1) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (2) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (5) Confidential Information; and (6) intellectual property and proprietary information not otherwise listed in (1) through (6) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (7) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii)         Work Product. The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) directly relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment during the Term (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “Company IP”). The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. The Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment. The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP. The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company IP. The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product. Notwithstanding the above, the Executive shall have the right, subject to Section 6 hereof, to author or collaborate on one or more books or other similar works (in whatever form, including written, electronic or otherwise) on any topic(s) whatsoever (including discussion of his experiences as an employee of the Company) (each, a “Book”), and any such Book shall not be deemed Work Product or Company IP, and the Company shall have no claim to any rights, title or interest in any such Book.

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(d)          Company Property. All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of Executive’s employment hereunder. Upon termination of Executive’s employment hereunder, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Nothing in this Section 7 shall require the Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that Executive shall identify each such device to the Company prior to termination of employment and either afford the Company a reasonable opportunity to remove from all such devices any confidential or proprietary information of the Company stored thereon or provide reasonable satisfaction to the Company that such confidential or proprietary information was removed from such devices.

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(e)          Enforcement. The Executive acknowledges that a breach of his covenants and agreements contained in Sections 6 and 7 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. Additionally, upon a material breach by Executive of Section 6 or Section 7, the unvested Restricted Stock (and any other stock-based awards held by the Executive) shall be automatically canceled and forfeited without any further action. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The Executive acknowledges and agrees that the restrictions and covenants contained in Sections 6 and 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries and affiliates, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenant, agreement or obligation contained in Section 6 or Section 7 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenant, agreement or obligation; provided, however, that if upon termination of this Agreement by the Company without “Cause” or by Executive for “Good Reason”, the Company defaults on any obligation to pay Executive any amount due and owing Executive under Section 5(j)(ii)(1) or Section 5(j)(ii)(5), then Executive shall not be required to comply with the undertakings set forth in Section 7(a) and Section 7(b).

8.           Indemnification. The Company shall indemnify the Executive for actions taken by the Executive as an officer or director of the Company pursuant to the fullest extent permitted by law; provided, however, that the Company shall not indemnify the Executive for any losses incurred by the Executive as a result of or in connection with (a) acts or omissions described in Section 5(f), or (b) a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof. The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate with such defense.

9.           Section 409A of the Code.

(a)          It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

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(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s Separation from Service, the Company determines that the Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”). Within five days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)          Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

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10.         Miscellaneous.

(a)          This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)          Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)          The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(d)          This Agreement and the Restricted Stock Agreement represent the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and contain all of the covenants and agreements between the parties with respect to such employment. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)          This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(f)          All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

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11.         Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Sequential Brands Group, Inc.

c/o Tengram Capital Management, LLC

15 Riverside Avenue

Westport, CT 06880

Attention: Bill Sweedler

With a copy to:

Sequential Brands Group, Inc.

17383 Sunset Blvd.

Building A, Suite 310

Pacific Palisades, CA 90272

Attention: Bill Sweedler

To the Executive:

Mr. Yehuda Shmidman

369 Churchill Road

Teaneck, NJ 07666

With a copy to:

Edward J. Rayner, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036-6569

Direct Fax: (212) 798-6911

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the __ day of ____________, 2012.

SEQUENTIAL BRANDS GROUP, INC.

By:
Name:
Authorized Signatory

EXECUTIVE

Yehuda Shmidman

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EXHIBIT A

EXECUTIVE RELEASE AND COVENANT NOT TO SUE

Except as otherwise provided herein, in consideration of the severance payments and/or benefits I am eligible to receive pursuant to the employment agreement between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and me, dated ____________, 2012 (the “Employment Agreement”), I, Yehuda Shmidman, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company. and all of their respective past and present subsidiaries, affiliates, predecessors, successors and assigns (“Company Entities”) and, with respect to each and all of the Company Entities, all of their respective directors, officers, employees, agents, each individually and in their representative capacities (“Company Entity Officials”) (Company Entities and Company Entity Officials collectively referred to herein as “Released Parties”) from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which I had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this Separation and General Release Agreement (this “Claims”), including that but not limited to Claims arising out of or in any way relating to: (i)  my employment with any and all of the Company Entities, including the termination of that employment; (ii) any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of my employment; and/or (iii) any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; New York State and New York City Human Rights Laws; New York State Labor Law; New York State Worker Adjustment and Retraining Notification Act; and any other law, ordinance or regulation regarding discrimination or harassment or terms or conditions of employment.

I agree that I have entered into this Release as a compromise and in full and final settlement of all Claims, if any, that I have or may have against any and all of the Released Parties up to and including the date that I sign this Release (except as otherwise expressly set forth below). I also agree that, although I may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which I now knows or believe to be true, I intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this Agreement (except as otherwise expressly set forth below).

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However, notwithstanding the foregoing, I am not releasing, and for the avoidance of doubt Claims do not include, my rights, if any, (i) to indemnification by the Company or any of its affiliates, to the maximum extent permitted by law, for all claims or proceedings, or threatened claims or proceedings, arising out of or relating to my service as an officer, director or employee, as the case may be, of the Company or any of its subsidiaries, (ii) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of my employment with the Company or any of its subsidiaries in accordance with Section 4(e) of my Employment Agreement, (iii) under any employee pension or welfare plan or program in which I participate or participated, (iv) to receive payments, severance and benefits under Section 5(j) of the Employment Agreement, (v) to be indemnified pursuant to Section 8 of the Employment Agreement or pursuant to other agreements to which I may be entitled to indemnification, and (vi) to any equity awards I have received prior to the date of termination of my employment, including the Restricted Stock Award. Furthermore, I am not releasing any rights or claims that may arise after the date on which I sign this Release or that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation).

I represent that I have not assigned or transferred my rights with respect to any Claims covered by this Release and that I have not filed, directly or indirectly any legal proceeding against the Released Parties regarding any such Claims. If I commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) regarding Claims covered by this Release, I acknowledge and agree that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, I and my heirs, successors and assigns will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

In addition, I acknowledge and agree that I am and will continue to be bound by the terms and conditions set forth in the Employment Agreement (including the restrictive covenants) (the “Continuing Obligations”), all of which continue to remain in full force and effect for the periods set forth therein notwithstanding the termination of my employment and are hereby incorporated herein by reference.

In further consideration of the payment and/or benefits I am eligible to receive pursuant to the Employment Agreement, I agree to cooperate with the Company Entities, their legal counsel and designees regarding any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which I was involved or had knowledge or which occurred during my employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse me for my reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by me in connection with such cooperation (it being understood that if any such expenses are expected to exceed $5,000, Executive shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse Executive for such expenses or advise Executive not to provide such cooperation necessitating the incurrence of such expenses).

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I acknowledge and agree that:

1.	The payment and/or benefits I am receiving under the Employment Agreement constitute consideration over and above any payments and/or benefits that I might be entitled to receive without executing this Release.

2.	The Company advised me to consult with an attorney prior to executing this Release.

3.	I was given a period of at least 21 days within which to consider this Release and that I must sign and return this Release no later than __________, 201_.

4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

5.	I warrant and represent that my decision to accept this Release was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of this Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration, if any, received from the Company Entities pursuant to the Employment Agreement and which consideration was expressly subject to my signing this Release.

Upon its effectiveness, this Release, the Employment Agreement and the Continuing Obligations, together with any applicable equity award agreements and equity plans, contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. Once executed by me, this Release may be modified only in a document signed by me and the Company and referring specifically hereto, and no handwritten changes to this Release will be binding unless initialed by me and the Company. If any portion of this Release is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Release in full force and effect.

This Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) me and my heirs, successors and assigns. This Release is not an admission of liability or wrongdoing by me or any of the Released Parties, and such wrongdoing or liability is expressly denied.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release and that I am signing it voluntarily.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at              , this day of             , 20  .

Yehuda Shmidman

Witnessed by         on this          day of          , 20   .

WITNESS